                              SEPARATION AGREEMENT
                              --------------------

                  This SEPARATION AGREEMENT (this "Agreement") is entered into as of the 31st day of March, 2003 between Robert J. Gordon (the "Employee"), and International Flavors & Fragrances Inc., a New York corporation (the "Company").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, the Employee is employed by the Company as Vice President, Global Account Sales; and

                  WHEREAS, the Company and the Employee have agreed that the Employee's employment with the Company shall terminate on September 30, 2005 (the "Separation Date"); and

                  WHEREAS, the Employee and the Company now desire to enter into an agreement in respect of the Employee's separation from the Company as hereinafter set forth,

                  NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employee and the Company agree as follows:

                  1. CONTINUATION OF EMPLOYMENT; DUTIES. Until the Separation Date, the Employee shall remain a full-time employee of the Company. Effective immediately, however, the Employee shall resign as Vice President, Global Account Sales, and as a director and/or officer of all entities controlled directly or indirectly by the Company (together with the Company, the "Company Group") of which he has served as a director and/or officer prior to the date of this Agreement. The Employee understands that from and after April 30, 2003 the Company will no longer maintain an office for the Employee at the Hazlet, New Jersey or any other Company Group facility. Thereafter, until the earlier of the Separation Date or until the Employee obtains new "Employment," as hereinafter defined, the Employee shall perform such duties commensurate with his skills as Richard A. Goldstein, Chairman and Chief Executive Officer, may reasonably assign to him, provided that such duties shall not unreasonably interfere with the Employee's other activities.

                  2. TERMINATION OF EMPLOYMENT RELATIONSHIP. On the Separation Date the Employee's employment with all members of the Company Group shall terminate.

                  3. CONSIDERATION TO THE EMPLOYEE. The Company shall make the following payments and provide the following additional benefits and consideration to the Employee, subject to Section 6 hereof:

                  (a)   SALARY AND BENEFITS THROUGH THE SEPARATION DATE.
Through and including the September 30, 2003, the Employee shall continue to be paid his current base salary of $30,000 per month ($360,000 per year), and shall continue to be entitled to all of the benefits that he currently enjoys.

                  (b)   INCENTIVE COMPENSATION.   The Employee shall not be
entitled to any incentive compensation award in respect of 2003 under the Company's Annual Incentive Plan ("AIP"), promulgated under the Company's Stock Award and Incentive Plan ("SAIP"). The Employee shall be entitled to receive the full amount of any award that is paid to others with the same target award as the Employee in respect of Cycle I under the Company's Long-Term Incentive Plan ("LTIP") under the SAIP, and 50% of any award that is paid to others with the same target award as the Employee in respect of Cycle II under the LTIP. The Employee acknowledges that, in accordance with the preceding sentence, the amounts that he would be paid were target award levels attained for Cycle I and Cycle II of the LTIP would be $520,000 and $87,500, respectively. Any earned Cycle I and Cycle II awards under the LTIP shall be paid to the Employee in early 2004 and 2005 at the same times as awards under such cycles of the LTIP are paid to other participants in such LTIP cycles. The Employee shall not be entitled to any other incentive compensation, whether under the AIP, LTIP or any other plans or programs, in respect of any other year.

                  (c)   PAYMENTS.   Commencing October 1, 2003 and continuing
through and including September 30, 2005 (the "Severance Period"), the Employee shall receive monthly payments of $35,750, which is equal to the sum of (i) his current monthly base salary ($30,000) and (ii) $5,750, which is an amount equal to one-twelfth of the average of his AIP awards in respect of 2001 and 2002 ("Severance"). As a result, the Employee's Severance over the 24-month period shall aggregate $858,000. Payments of Severance shall be paid semi-monthly at the same times as compensation is paid to exempt United States employees of the Company. In recognition of the fact that the Employee has been employed in various positions with the Company for more than 25 years, the Severance Period will be 24 months rather than 18 months as provided for in the Company's Executive Separation Policy.

                  (d)   UNUSED VACATION.   Within thirty (30) days after the
Separation Date, the Company shall pay the Employee for unused vacation earned in respect of 2003 through September 30, 2003. The Employee shall not be entitled to vacation pay in respect of 2004, 2005 or any other year.

                  (e)   STOCK OPTIONS.   The Employee has received a stock
option award for 35,000 shares in respect of 2003. The Employee shall not be entitled to any stock option awards in respect of 2004 and 2005. The exercisability, lapsing and forfeiture of the Employee's stock options shall be governed by the provisions of various Stock Option Agreements between the Employee and the Company.

                  (f)   PENSION.   The Employee shall be vested in the pension
benefit (the "Pension") that he accrues through the Separation Date under the Company's Third Country National Pension Plan (the "TCN Plan"). The Employee agrees and acknowledges that he is not entitled to any pension benefit under any other pension plan or program maintained by any member of the Company Group. Not later than ninety (90) days prior to the Separation Date, the Employee shall elect, by written notice to the Company's Compensation and Benefits Department, whether he will take his pension (the "Pension") (i) in the form of a monthly annuity (the "Monthly Annuity Option")--which shall be $14,340 should he commence such payments at age 65 or $5,736 should he commence such payments at age 55--in accordance with the terms of the TCN Plan, or (ii) in lieu of any benefits to which he might otherwise be entitled under the TCN Plan, to receive from the Company within thirty (30) days following the Separation Date a lump sum equal to the present value of his Pension under the TCN Plan as of the Separation Date (the "Lump Sum Option"). Should the Employee elect the Lump Sum Option, he agrees and acknowledges that the amount of the Lump Sum Option shall be calculated as of the Separation Date using the methodology then applicable under the General Agreement on Tariffs and Trade. Notwithstanding the foregoing, the Employee and the Company agree and acknowledge that, were the amount of the Lump Sum Option, calculated as of the Separation Date, to be paid as of the date of this Agreement, the Lump Sum Option payment would be $740,912. Whether the Employee elects to take the Pension pursuant to the Monthly Annuity Option or the Lump Sum Option, the Pension will not be reduced by an offset for Argentine Social Security, as is contemplated by the TCN Plan.

                  (g)   OTHER BENEFITS.   The Employee acknowledges that he does
not participate in the Company's Retirement Investment Fund Plan, Deferred Compensation Plan or the Global Employee Stock Purchase Plan. For the shorter of the Severance Period or until the Employee becomes eligible to participate in medical, dental and/or life insurance plans upon his commencement of new "Employment," as hereinafter defined (the "Supplemental Benefits Period"), the Employee and his eligible dependents shall either continue to participate in the Company's CIGNA international medical and dental plans and to be covered under the Company's group life insurance plan, under the same terms and conditions, and at the same contribution levels, as are applicable to active employees of the Company. Should the Company change or eliminate any of such benefits for employees of the Company generally, the Employee's benefits will likewise be affected. Should the Company institute new benefits for employees of the Company between the date of this Agreement and the Separation Date, the Employee shall not be entitled, and the Employee waives all rights to participate, in any of such new benefits unless such participation is required by law. For the purpose of this Agreement, "Employment" shall mean the Employee's substantially full-time participation for monetary compensation as an officer, employee, partner, principal or individual proprietor in any entity or business. At the expiration of the Supplemental Benefits Period the Employee shall be able to continue coverage under the Company's medical plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") for up to eighteen (18) months after the expiration of the Supplemental Benefits Period by paying the applicable monthly premiums.

                  (h)   LEASED AND PURCHASED CARS.   Through and including the
earliest of September 30, 2003, the date on which the lease on the automobile that he is currently leasing (the "Leased Car") terminates, or the date on which he permanently leaves the United States in connection with the relocation contemplated by Section 3(k) of this Agreement, the Company shall continue to pay to the Employee the monthly automobile allowance that he currently receives. The Company shall also arrange and pay any costs required to terminate, at the earliest possible date, the lease on the Leased Car. In addition, the Company shall reimburse the Employee for the difference between the price he paid for the automobile that he purchased following his relocation to New Jersey (the "Purchased Car") and 90% of the "fair market value" of the Purchased Car. For purposes of this Agreement the "fair market value" of the Purchased Car shall be the average of the values of the Purchased Car as reported in the Kelly Blue Book and the NADA for the two-week period during which the Purchased Car is sold. The Employee shall have the responsibility for arranging for and selling the Purchased Car.

                  (i)   FINANCIAL PLANNING/ADVICE.   Until the expiration of the
Supplemental Benefits Period, the Employee may continue to use the financial planning and advice services of The Ayco Company under the same terms and conditions as he is currently eligible for such services. Should the Employee wish to continue such services or the services of any other financial advisor/consultant after the expiration of the Supplemental Benefits Period, all costs and expenses in respect of such services shall be the sole responsibility of the Employee.

                  (j)   OUTPLACEMENT.   The Company shall arrange for the
Employee to have the outplacement services of a firm selected by the Company and reasonably acceptable to the Employee, and shall pay all fees associated therewith. The Company agrees to cause such outplacement services to be continued until the earlier of the expiration of the Supplemental Benefits Period.

                  (k)   REIMBURSEMENT FOR NEW JERSEY HOUSE RENOVATION;
RELOCATION.   The Company acknowledges that, in connection with the Employee's transfer from London, England to the United States, the Employee purchased a residence in Westfield, New Jersey, for $870,000 (the "New Jersey House"), and that he renovated and furnished the New Jersey House at an additional cost to him of $62,259, as evidenced by receipted invoices that he has provided to the Company. The Employee intends to sell the New Jersey House and become a resident of a country other than the United States (the "New Resident Country"). The Company agrees that, if the selling price of the New Jersey House is less than $932,259, the Company will pay to the Employee an amount equal to the difference between $932,259 and the actual selling price. The Company also agrees to provide the Employee with the following benefits in connection with his and his eligible dependents' relocation to the New Resident Country:

                  (i) one business class round trip airplane fares from New Jersey to the New Resident Country for the Employee, his wife and one son living with them in New Jersey (the "Employee's Family"), together with six days' living expenses (hotel, meals, rental car and other reasonable incidental expenses) to look for a residence to purchase or rent (the "New Residence"), plus business class airplane fares to the New Resident Country when the Employee, his wife and son relocate permanently;

                  (ii) all usual and customary expenses (including but not limited to brokerage fees, mortgage fees and transfer taxes) in connection with the sale of the New Jersey House and the purchase or rent of the New Residence;

                  (iii) all usual and customary expenses of moving the
                        Employee's Family household goods from New Jersey to the New Resident Country, including storage expenses for up to 90 days for such household goods;

                  (iv) for the Employee's Family, one week of temporary living accommodations in New Jersey immediately prior to, and 60 days of temporary living accommodations in the New Resident Country immediately following, the relocation to the New Resident Country;

                  (v) a miscellaneous allowance of $30,000 in connection with the renovation and furnishing of the New Residence; and

                  (vi) reimbursement for up to $10,000 for up to five round trip coach airline tickets between London, England and the New Resident Country, to be used by either or both of the Employee's two sons studying in the United Kingdom.

Notwithstanding Section 11 of this Agreement, the Company agrees fully to gross-up any income taxes to which the Employee may be subject as a result of the costs and expenses to be paid and/or reimbursed by the Company pursuant to this Section 3(k).

                  4.    NONCOMPETITION; NONSOLICITATION.   During the Severance
Period, the Employee agrees that he shall not engage directly or indirectly in any business which is competitive to that of the Company Group, except that Employee shall not be prevented from owning a beneficial interest in less than five percent (5%) of the outstanding capital stock of any publicly owned competitive company. Additionally, during the Severance Period, the Employee agrees that he shall not solicit, induce, or attempt to influence any individual who is an employee of the Company Group to terminate his or her employment relationship with the Company Group, or to become employed by him or his affiliates or any person by which he is employed, or interfere in any other way with the employment, or other relationship, of the Company Group and any employee thereof. The Employee also agrees that during the Severance Period he shall not, in any way that interferes with the business of the Company or with the relationship between the Company and any such entity, solicit or canvass the trade, business or patronage of, or sell to or buy from, any persons or entities that are customers of or suppliers to the Company Group.

                  5.    ENTIRE CONSIDERATION.   The Employee understands and
agrees that the payments and benefits provided for in this Agreement (a) are the only ones to which he is entitled relating to his employment and/or in connection with the termination of his employment with the Company, and (b) are in excess of those to which he otherwise would be entitled, and that they are being provided to him in consideration for his signing of this Agreement and the "Release," as defined in Section 6, which consideration he agrees is adequate and satisfactory to him.

                  6.    RELEASE.   As a condition to the Employee's entitlement
to the compensation, payments and benefits provided for in Sections 1 and 3 hereof, the Employee shall have executed and delivered to the Company a release in the form attached hereto as Schedule I (the "Release"), and such Release shall have become irrevocable. If the Employee exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Employee agrees to execute another release, identical in form to the Release, as of the Retirement Date, and shall not be entitled to receive the final $10,000 of Severance until such release has been executed and delivered to the Company.

                  7.    NON-DISPARAGEMENT.   Each of the Employee and the
Company agrees that at no time will either the Employee or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company. If the Company is asked by a prospective employer for a reference with respect to a new position for which the Employee is being considered, without the Employee's prior written consent the Company will do no more than confirm the Employee's dates of employment and salary history.

                  8.    COOPERATION AND ASSISTANCE.   The Employee acknowledges
that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. The Employee will cooperate with the Company, both during the Severance Period and thereafter, in the defense or prosecution of any such claims that relate to events or occurrences that transpired during the Employee's employment with the Company. The Employee's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to the Employee. The Company shall reimburse the Employee for any out-of-pocket expenses, including the reasonable fees of the Employee's personal attorney, which he incurs in connection with such cooperation.

                  9.    RETURN OF PROPERTY.   Except as otherwise provided in
this Section 9, the Employee expressly agrees that, on the

Separation Date, he will return to the Company all property of the Company Group including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company Group or their customers or operations. The Employee affirms that he will not retain copies of any such property or other materials. Notwithstanding the foregoing, the Employee shall not be required to return his company-provided laptop computer, or his rolodexes, personal diaries and correspondence; however, the Company may require the Employee to provide such laptop computer to the Company so that any proprietary Company information and/or programs may be purged from such laptop computer.

                  10.   NON-DISCLOSURE.   Under the Employee's Security
Agreement with the Company, a copy of which is attached to this Agreement as
Schedule II, and under applicable trade secret law, the Employee is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company Group, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Security Agreement and under applicable law, such obligations continue not only while the Employee is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, the Employee acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company Group, including, but not limited to, fragrance and flavor formulae, secret processes and products, qualities and grades of flavor and fragrance ingredients and raw materials, including but not limited to aroma chemicals, perfumery and flavor and fragrance compounding "know-how" and other technical data belonging to or relating to the Company Group, and the identity of customers and suppliers of the Company Group and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, the Employee has also acquired similar confidential knowledge and information belonging to customers of the Company Group and provided to the Company Group in confidence under written and oral secrecy agreements. The Employee agrees to abide by the terms and conditions of the Security Agreement and of this Section 10 both during the Severance Period and thereafter.

                  11.   TAX AND WITHHOLDING.   Except as provided in
Section 3(k), any Federal, State and/or local income, personal property, franchise, excise or other taxes owed by the Employee in any country as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of the Employee. All payments to the Employee under this Agreement shall be made in United States Dollars in the country in which the Employee is residing at the time such payments are due and shall be made by a member of the IFF Group selected by the Company. The paying member of the Company Group shall have the right to withhold from any payments made or benefits provided to the Employee any and all amounts that are necessary to enable such member of the Company Group to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and such member of the Company Group shall report to the appropriate taxing authorities any such amounts that it determines are required to be reported under the laws of the country in which such payment are made or benefits provided. The Employee agrees to inform the Company, in writing, no later than 30 days after the date he becomes a nonresident of the United States, of the date of his change in residency and his New Resident Country. If the Employee fails to provide such notice, until such notice is provided, the Employee will be deemed to remain a United States resident and the Company will withhold income taxes on all payments on that basis.

                  12.   NO ORAL MODIFICATION.   This Agreement may not be
changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

                  13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral.

                  14.   RESOLUTION OF DISPUTES.   Any disputes under or in
connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys' fees, of the arbitration or of any litigation arising out of this Agreement. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which the Employee is entitled at the time the dispute arises.

                  15.   SEVERABILITY.   In the event that any provision of this
Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

                  16.   GOVERNING LAW.   This Agreement is made and entered
into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

                  17.   SUCCESSORS AND ASSIGNS.   This Agreement shall inure to
the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, his executors, administrators, heirs and legal representatives.

                  18.   NOTICES.   All notices required pursuant to this
Agreement shall be in writing and shall be deemed given if mailed, postage prepaid, or if delivered by fax or by hand, to a party at the address set forth below:

                  If to the Employee:

                  Mr. Robert J. Gordon
                  118 Harrison Avenue
                  Westfield, New Jersey 07090

                  If to the Company:

                  International Flavors & Fragrances Inc.
                  521 West 57th Street
                  New York, New York 10019

                  Attention:     Corporate Secretary

Any change in address by either party shall be effective when notified to the other party as aforesaid.

                  19.   COUNTERPARTS.   This Agreement may be executed in
counterparts, and each counterpart, when executed, shall have the effect of a signed original.

                  20.   ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE;
REVOCATION RIGHT.   The Employee certifies that he has read the terms of this
Agreement. The execution hereof by the Employee shall indicate that this Agreement conforms to the Employee's understandings and is acceptable to him as a final agreement. It is further understood and agreed that the Employee has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 45 days in which to consider and return this Agreement.

         WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.




         ROBERT J. GORDON


           /s/ ROBERT J. GORDON                                    5/30/03
         -------------------------------                        ---------------
            Robert J. Gordon                                         Date


         INTERNATIONAL FLAVORS & FRAGRANCES INC.



         By:      /s/ STEVEN J. HEASLIP                           5/27/03
                  ---------------------------------             ---------------
                  Steven J. Heaslip                                  Date
                  Senior Vice President
                  Global Human Resources